EXHIBIT 16.1

July 13, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561

Gentlemen:

We have read Item 4.01 of Form 8-K dated July 12, 2005, of Bancinsurance Corporation and are in agreement with the statements contained in the second, third, fourth (including subparagraphs (1) through (4)), eighth and eleventh paragraphs and the first sentence of the first and fifth paragraphs. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP